Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated October 21, 2021 in Post-Effective Amendment No. 173 and Amendment No. 174 to the registration statement (Form N-1A, No. 002-97596 and No. 811-04297) of VanEck Funds and to the incorporation by reference of our reports dated February 26, 2021 on CM Commodity Index Fund, Emerging Markets Bond Fund, Emerging Markets Fund, Global Resources Fund (previously, Global Hard Assets Fund), International Investors Gold Fund, VanEck Morningstar Wide Moat Fund and VanEck NDR Managed Allocation Fund included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2020.

/s/ Ernst & Young LLP

New York, New York
October 20, 2021